Contact:	Shanae Randolph, 913.367.1480
shanae.randolph@mgpingredients.com
or
Steve Pickman, 913.367.1480
steve.pickman@mgpingredients.com
For Release December 15, 2015

Rindom Named to Newly Created Position of Chief Administrative Officer at MGP

ATCHISON, Kan., December 15, 2015—MGP (Nasdaq: MGPI), a leading producer of premium distilled spirits and specialty wheat proteins and starches, today announced that Dave Rindom has been named to serve as vice president and chief administrative officer of the company effective immediately.

Rindom has held a series of increasingly important roles since joining the company in 1980. For the past 15 years, he has served as vice president of human resources. Under his new title, he will continue to oversee human resources functions while also leading other administrative affairs of the company, such as primary oversight of the company’s property and facilities, litigation and other legal matters, and insurance and community relations, as well as other applicable administrative matters.

“Dave has been highly engaged in all of the functions associated with this newly created position,” said Gus Griffin, president and CEO. “He has gained considerable expertise and achieved tremendous success in fulfilling his responsibilities, which have significantly expanded over time. The breadth and depth of his knowledge and experience make him an invaluable asset to the company. I look forward to continuing to work closely with Dave in supporting MGP’s growth,” Griffin added.

“I am truly honored by the opportunity to serve MGP as chief administrative officer,” Rindom said.
“I greatly appreciate the confidence that Gus, as well as Karen Seaberg, board chairperson, Ladd Seaberg, former board chairman, president and CEO, and Bud Cray, chairman emeritus, have shown during my nearly 36 years at MGP by allowing me to expand my responsibilities and grow with this outstanding company.”

Rindom started at MGP as a distillery operator. He was made assistant personnel director in 1984 and was promoted to personnel director four years later. In 1992, he was appointed corporate director of human resources. He remained in that role for eight years until becoming an officer of the company with his promotion to vice president of human resources.

He currently is a member of the Society of Human Resources Managers, the Kansas Association of Realtors, the board of directors of Kansas Local Area Workforce Centers and the board of Maur Hill-Mount Academy in Atchison. He also has served as board chairman of the Atchison Area Chamber of Commerce and the Atchison United Way Drive, and as a board member of the Atchison Quality Council and Atchison for Youth, Inc.

Rindom is a graduate of Benedictine College, Atchison, where he received a bachelor of science degree in business administration in 1978.

About MGP
MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 170 years of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.
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